Supplement to Information Statement (Amendment No. 1)

On May 31, 2007, Telos Corporation (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”) a Supplement to Information Statement (the “Supplement”). This amendment to the Supplement to Information Statement (the “Amendment”) is being filed with the SEC and mailed to the holders of the Company’s 12% Cumulative Exchangeable Redeemable Preferred Stock (the “Public Preferred Stock”) for the following purposes:

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to file with the SEC a version of the order included in Exhibit 3 (the “Porter Order”) to the Supplement that notes the redaction or deletion of certain information, which was not reflected in the version of the Porter Order that was filed on May 31, 2007;

•	to provide the holders of the Public Preferred Stock with a copy of the Consent Order that was entered June 4, 2007 (the “June 2007 Consent Order”); and

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to notify the holders of the Public Preferred Stock that the Special Meeting held on May 31, 2007 was adjourned to June 18, 2007, at 1:00 p.m. by the holders of the Public Preferred Stock who were present in person or by proxy for the Special Meeting.

With respect to the Porter Order, you should note that the version of the Porter Order provided to the holders of the Public Preferred Stock beginning May 31, 2007 reflected the redactions and deletions that were noted on the original order. As a result, the Porter Order will not be mailed with this Amendment. You should also note that the Supplement included as Exhibit 1 a Consent Order dated May 31, 2007. This Consent Order was vacated and the June 2007 Consent Order relating to the same matter was entered.

June 4, 2007	/s/ Therese K. Hathaway
Therese K. Hathaway
Corporate Secretary